SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                         Commission File Number: 333-109503-02

            IMH ASSETS CORP COLLATERALIZED ASSET BACKED BONDS SE 03 12
              (Exact name of registrant as specified in its charter)

                   1401 Dove Street, Newport Beach, CA  92660
                                  (949) 475-3600
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    IMPAC FUNDING CORPORATION, IMH ASSETS CORP.,
                           IMPAC CMB TRUST SERIES 2003-12
                 COLLATERALIZED ASSET-BACKED BONDS, SERIES 2003-12
                        CLASS A-1, CLASS A-2, CLASS M-1,
                        CLASS M-2, CLASS M-3 AND CLASS M-4
             (Title of each class of securities covered by this Form)


                                     NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  6

                            SEE ATTACHED CERTIFICATION


     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     DATE:  January 20, 2004     By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 as Indenture Trustee

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                             ACCOUNT HOLDER CERTIFICATION


                      IMPAC FUNDING CORPORATION, IMH ASSETS CORP.,
                           IMPAC CMB TRUST SERIES 2003-12
                   COLLATERALIZED ASSET-BACKED BONDS, SERIES 2003-12

                        Commission File Number:  333-109503-02

          I hereby certify that the following information is correct:

                                         CERTIFICATE HOLDERS
              NAME OF SECURITY           AS OF DECEMBER 31, 2003.

              CLASS A-1                   1

              CLASS A-2                   1

              CLASS M-1                   1

              CLASS M-2                   1

              CLASS M-3                   1

              CLASS M-4                   1


              TOTAL                       6


     Date:  January 20, 2004

                                  Deutsche Bank National Trust Company,
                                  not in its individual capacity,
                                  but solely as a duly authorized
                                  agent of the Registrant pursuant to
                                  the Servicing Agreement
                                  dated as of December 18, 2003.


                                 By:  /s/ Katherine M. Wannenmacher
                                 Katherine M. Wannenmacher
                                 Vice President
                                 Deutsche Bank National Trust Company,
                                 as Indenture Trustee